Exhibit 99

News Announcement	For Immediate Release

REX AMERICAN RESOURCES REPORTS FISCAL 2021
THIRD QUARTER NET INCOME PER SHARE ATTRIBUTABLE TO
REX COMMON SHAREHOLDERS INCREASE OF 78% TO $2.56

Dayton, Ohio, (December 1, 2021) -- REX American Resources Corporation (NYSE: REX) (“REX” or “the Company”) today reported financial results for its fiscal 2021 third quarter (“Q3 ’21”) ended October 31, 2021. REX management will host a conference call and webcast today at 11:00 a.m. ET.

Conference Call:	212/231-2932

Webcast / Replay URL:	www.rexamerican.com

The webcast will be available for replay for 30 days.

REX American Resources’ Q3 ’21 results principally reflect its interests in six ethanol production facilities and its refined coal operation. The One Earth Energy, LLC (“One Earth”) and NuGen Energy, LLC (“NuGen”) ethanol production facilities are consolidated, as is the refined coal entity, while the four other ethanol plants are reported as equity in income of unconsolidated ethanol affiliates. The Company reports results for its ethanol and by-products component as continuing operations and beginning in the third quarter of fiscal 2021 its refined coal component as discontinued operations as operations have now ceased.

REX’s Q3 ’21 net sales and revenue were $203.1 million, compared with $124.2 million in Q3 ’20. The year-over-year net sales and revenue increase was primarily due to higher ethanol, distillers grains, and corn oil pricing. Reflecting the revenue growth, which was partially offset by increased costs in corn and natural gas, Q3 ’21 gross profit for the Company’s continuing operations increased to $25.2 million, compared with $18.9 million in Q3 ’20. As a result, the Company reported Q3 ’21 income before income taxes and non-controlling interests from continuing operations of $19.2 million, compared with $16.3 million in the comparable year ago period.

Net income attributable to REX shareholders in Q3 ’21 was $15.3 million, compared to $8.8 million in Q3 ’20. Q3 ’21 basic and diluted net income per share attributable to REX common shareholders was $2.56, compared to net income per share of $1.44 in Q3 ’20. Per share results in Q3 ’21 and Q3 ’20 are based on 5,963,000 and 6,143,000 diluted weighted average shares outstanding, respectively.

REX American Resources’ Chief Executive Officer, Zafar Rizvi, commented, “We are pleased to report strong results for the fiscal third quarter and year to date, including earnings per share of $2.56 for the quarter and $5.16 for the nine months ended October 31, 2021. We experienced significantly improved pricing across all of our ethanol products, which more than offset higher input costs and which led to improved results.

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REX American Resources Q3 ’21 Results, 12/1/2021	page 2

“We remain confident in our steadfast principles of ethanol production, which combined with our focus on efficiencies and the operational excellence of our plants continues to create additional value for our shareholders. I would like to again recognize the hard work and dedication of our employees as we navigated through the past 18 months.”

Balance Sheet

At October 31, 2021, REX had cash and cash equivalents and short-term investments of $219.0 million, $33.9 million of which was at the parent company, and $185.1 million of which was at its consolidated production facilities. This compares with cash, cash equivalents and short-term investments at January 31, 2021, of $180.7 million, $48.2 million of which was at the parent company, and $132.5 million of which was at its consolidated ethanol production facilities.

During the fiscal third quarter ended October 31, 2021 the Company repurchased 66,792 shares of its common stock at a cost of $5.3 million. The Company is currently authorized to repurchase up to an additional 449,413 shares of common stock and has approximately 5,920,351 shares of common stock outstanding.

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REX American Resources Q3 ’21 Results, 12/1/2021	page 3

The following table summarizes select data related to REX’s

consolidated alternative energy interests:

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Average selling price per gallon of ethanol	$2.31	$1.31	$2.12	$1.28
Average selling price per ton of dried distillers grains	$184.85	$129.38	$200.02	$136.49
Average selling price per pound of non-food grade corn oil	$0.59	$0.24	$0.47	$0.25
Average selling price per ton of modified distillers grains	$92.10	$56.68	$83.97	$52.44
Average cost per bushel of grain	$6.45	$3.28	$6.05	$3.57
Average cost of natural gas (per MmBtu)	$4.58	$2.09	$3.69	$2.87

Supplemental data related to REX’s ethanol interests:

REX American Resources Corporation Ethanol Ownership Interests/Effective Annual Gallons Shipped as of October 31, 2021 (gallons in millions)
Entity	Trailing Twelve Months Gallons Shipped	Current REX Ownership Interest	REX’s Current Effective Ownership of Trailing Twelve Month Gallons Shipped
One Earth Energy, LLC Gibson City, IL	137.9	75.8%	104.5
NuGen Energy, LLC Marion, SD	137.8	99.7%	137.4
Big River Resources West Burlington, LLC West Burlington, IA	110.3	10.3%	11.4
Big River Resources Galva, LLC Galva, IL	116.0	10.3%	11.9
Big River United Energy, LLC Dyersville, IA	125.3	5.7%	7.1
Big River Resources Boyceville, LLC Boyceville, WI	63.6	10.3%	6.6
Total	690.9	n/a	278.9

Third Quarter Conference Call

REX will host a conference call at 11:00 a.m. ET today. Senior management will discuss the quarterly financial results and host a question and answer session. The dial in number for the audio conference call is 212/231-2932 (domestic and international callers).

Participants can also listen to a live webcast of the call on the Company’s website, www.rexamerican.com. A webcast replay will be available for 30 days following the live event.

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REX American Resources Q3 ’21 Results, 12/1/2021	page 4

About REX American Resources Corporation

REX American Resources has interests in six ethanol production facilities, which in aggregate shipped approximately 691 million gallons of ethanol over the twelve-month period ended October 31, 2021. REX’s effective ownership of the trailing twelve-month gallons shipped (for the twelve months ended October 31, 2021) by the ethanol production facilities in which it has ownership interests was approximately 279 million gallons. Further information about REX is available at www.rexamerican.com.

This news announcement contains or may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements can be identified by use of forward-looking terminology such as “may,” “expect,” “believe,” “estimate,” “anticipate” or “continue” or the negative thereof or other variations thereon or comparable terminology. Readers are cautioned that there are risks and uncertainties that could cause actual events or results to differ materially from those referred to in such forward-looking statements. These risks and uncertainties include the risk factors set forth from time to time in the Company’s filings with the Securities and Exchange Commission and include among other things: the effect of pandemics such as COVID-19 on the Company’s business operations, including impacts on supplies, demand, personnel and other factors, the impact of legislative and regulatory changes, the price volatility and availability of corn, distillers grains, ethanol, non-food grade corn oil, gasoline and natural gas, ethanol and refined coal plants operating efficiently and according to forecasts and projections, changes in the international, national or regional economies, weather, results of income tax audits, changes in income tax laws or regulations, the impact of U.S. foreign trade policy, changes in foreign currency exchange rates and the effects of terrorism or acts of war. The Company does not intend to update publicly any forward-looking statements except as required by law.

Contact:
Douglas Bruggeman	Joseph Jaffoni, Norberto Aja
Chief Financial Officer	JCIR
(937) 276-3931	(212) 835-8500
rex@jcir.com

- statements of operations follow -

REX American Resources Q3 ’21 Results, 12/1/2021	page 5

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share amounts)

Unaudited

	Three Months Ended October 31,		Nine Months Ended October 31,
	2021	2020	2021	2020
Net sales and revenue	$203,066	$124,217	$562,786	$246,694
Cost of sales	177,914	105,288	504,003	235,435
Gross profit (loss)	25,152	18,929	58,783	11,259
Selling, general and administrative expenses	(6,310)	(4,269)	(22,444)	(13,407)
Equity in income (loss) of unconsolidated ethanol affiliates	349	1,152	2,763	168
Interest and other income, net	35	537	117	1,403
Income (loss) before income taxes and non-controlling interests	19,226	16,349	39,219	(577)
(Provision) benefit for income taxes	(4,338)	(5,037)	(8,329)	444
Net income (loss) from continuing operations including non-controlling interests	14,888	11,312	30,890	(133)
Net income attributable to non-controlling interests (continuing operations)	(1,562)	(2,276)	(4,585)	(1,331)
Net income (loss) attributable to REX common shareholders (continuing operations)	13,326	9,036	26,305	(1,464)

Net income (loss) from discontinued operations, net of tax	1,815	(253)	4,263	729

Net income attributable to noncontrolling interests (discontinued operations)	137	58	370	193
Net income (loss) attributable to REX common shareholders (discontinued operations)	1,952	(195)	4,633	922

Net income (loss) attributable to REX common shareholders	$15,278	$8,841	$30,938	$(542)

Weighted average shares outstanding – basic and diluted	5,963	6,143	5,994	6,221

Basic and diluted net income (loss) per share from continuing operations attributable to REX common shareholders	$2.23	$1.47	$4.39	$(0.24)
Basic and diluted net income (loss) per share from discontinued operations attributable to REX common shareholders	0.33	(0.03)	0.77	0.15
Basic and diluted net income (loss) per share attributable to REX common shareholders	$2.56	$1.44	$5.16	$(0.09)

- balance sheets follow -

REX American Resources Q3 ’21 Results, 12/1/21	page 6

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets

(in thousands)

Unaudited

ASSETS	October 31, 2021	January 31, 2021
CURRENT ASSETS:
Cash and cash equivalents	$197,395	$144,501
Short-term investments	21,620	36,194
Restricted cash	1,737	1,657
Accounts receivable	40,026	19,713
Inventory	29,753	37,426
Refundable income taxes	5,930	6,020
Prepaid expenses and other	10,389	12,751
Current assets held for sale	392	488
Total current assets	307,242	258,750
Property and equipment-net	141,205	150,861
Operating lease right-of-use assets	11,817	12,678
Deferred taxes and other assets	33,190	25,275
Equity method investment	30,715	29,456
Assets held for sale	233	2,325
TOTAL ASSETS	$524,402	$479,345
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable – trade	$27,133	$16,573
Current operating lease liabilities	4,999	4,875
Accrued expenses and other current liabilities	14,121	8,754
Current liabilities held for sale	282	535
Total current liabilities	46,535	30,737
LONG TERM LIABILITIES:
Deferred taxes	4,030	3,713
Long-term operating lease liabilities	6,553	7,439
Other long-term liabilities	2,581	273
Total long-term liabilities	13,164	11,425
COMMITMENTS AND CONTINGENCIES
EQUITY:
REX shareholders’ equity:
Common stock, 45,000 shares authorized, 29,853 shares issued at par	299	299
Paid in capital	149,299	149,110
Retained earnings	620,924	589,986
Treasury stock, 23,933 shares	(361,199)	(354,612)
Total REX shareholders’ equity	409,323	384,783
Non-controlling interests	55,380	52,400
Total equity	464,703	437,183
TOTAL LIABILITIES AND EQUITY	$524,402	$479,345

- statements of cash flows follow -

REX American Resources Q3 ’21 Results, 12/1/21	page 7

REX AMERICAN RESOURCES CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(in thousands)

Unaudited

	Nine Months Ended October 31,
	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$35,153	$596
Net income from discontinued operations, net of tax	4,263	729
Net income (loss) from continuing operations	30,890	(133)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	13,505	13,604
Amortization of operating lease right-of-use assets	4,128	3,982
Stock based compensation expense	1,100	122
Income from equity method investments	(2,763)	(168)
Dividends received from equity method investments	1,504	2,506
Interest income from investments	(36)	(200)
Deferred income tax	5,840	(356)
Gain on disposal of property and equipment	(1)	(58)
Changes in assets and liabilities:
Accounts receivable	(20,313)	473
Inventory	7,673	14,000
Refundable income taxes	(332)	(130)
Other assets	1,912	(611)
Accounts payable-trade	10,916	(4,361)
Other liabilities	2,776	(4,966)
Net cash provided by operating activities from continuing operations	56,799	23,704
Net cash used in operating activities from discontinued operations	(6,368)	(2,205)
Net cash provided by operating activities	50,431	21,499
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(4,245)	(6,610)
Purchases of short-term investments	(67,412)	(68,225)
Sales of short-term investments	82,022	65,282
Other	40	(474)
Net cash provided by (used in) investing activities	10,405	(10,027)
CASH FLOWS FROM FINANCING ACTIVITIES:
Treasury stock acquired	(6,627)	(18,089)
Payments to noncontrolling interests holders	(1,515)	(283)
Net cash used in financing activities from continuing operations	(8,142)	(18,372)
Net cash provided by financing activities from discontinued operations	280	88
Net cash used in financing activities	(7,862)	(18,284)
NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	52,974	(6,812)
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-Beginning of period	146,158	180,771
CASH, CASH EQUIVALENTS AND RESTRICTED CASH-End of period	$199,132	$173,959
Non-cash financing activities – Stock awards issued	$100	$240
Non-cash financing activities – Stock awards accrued	$972	$-
Non-cash investing activities – Accrued capital expenditures	$34	$198
Right-of use assets acquired and liabilities incurred upon lease execution	$3,267	$1,863

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